SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

UBS AG

(Exact Name of Registrant as Specified in Its Charter)

Switzerland	90-0186363
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

Bahnhofstrasse 45, CH-8098 – Zurich, Switzerland Aeschenvorstadt 1, CH-4051 – Basel, Switzerland	N/A
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
VelocitySharesTM VIX Tail Risk ETN linked to the S&P 500 VIX Futures Tail Risk Index TR – Short Term due July 18, 2046	NYSE Arca, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:  ☐

Securities Act registration statement file number to which this form relates:

333-204908

(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered

The Registrant filed with the Securities and Exchange Commission (the “Commission”) on June 12, 2015 a Registration Statement on Form F-3ASR (Registration Statement No. 333-204908) (as amended from time to time, the “Registration Statement”) containing a prospectus, dated June 12, 2015, relating to the Registrant’s Debt Securities and Warrants. That prospectus has been replaced from time to time by a new prospectus, most recently by a prospectus dated April 29, 2016 (the “Prospectus”). The Registration Statement was automatically effective upon filing with the Commission. On the date hereof, the Registrant intends to file with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 a prospectus supplement, dated July 13, 2016 (the “Prospectus Supplement”) relating to the VelocitySharesTM VIX Tail Risk ETN linked to the S&P 500 VIX Futures Tail Risk Index TR – Short Term due July 18, 2046, which is part of the Registrant’s Medium-Term Notes, Series B. The Prospectus Supplement and the Prospectus are incorporated by reference to the extent set forth below.

The material set forth (i) under the headings “Description of Debt Securities We May Offer” on pages 13 to 32, “Considerations Relating to Indexed Securities” on pages 53 to 55, “U.S. Tax Considerations” on pages 59 to 69 and “Tax Considerations Under the Laws of Switzerland” on pages 70 to 71 in the Prospectus and (ii) in the Prospectus Supplement are each incorporated herein by reference. The outstanding principal amount of the securities registered hereby may be increased from time to time in the future due to further issuances of securities having substantially the same terms. If any such additional securities are issued, a prospectus supplement relating to them will be filed with the Securities and Exchange Commission and will be incorporated herein by reference. The securities registered hereby are, and any additional securities registered hereby in the future will be, all part of a single series as described in the documents referenced above.

Item 2.	Exhibits.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, the following exhibits are being filed with the Commission in connection with this Registration Statement on Form 8-A:

1.	Debt Indenture, dated as of June 12, 2015, between the Company and U.S. Bank Trust National Association, as debt trustee (incorporated by reference to Exhibit 4.22 of the Registrant’s registration statement no. 333-204908).

2.	Form of Global Note for VelocitySharesTM VIX Tail Risk ETN linked to the S&P 500 VIX Futures Tail Risk Index TR – Short Term due July 18, 2046.

3.	Officers’ Certificate of the Registrant pursuant to Section 301 of the Debt Indenture setting forth the terms of the Registrant’s Medium-Term Notes, Series B (incorporated by reference to Exhibit 3 of the Registrant’s registration statement on Form 8-A, filed with the Commission on July 14, 2015).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

UBS AG (Registrant)
Dated: July 13, 2016

	By:	/s/ Kiye Sakai
	Name:	Kiye Sakai
	Title:	Managing Director and Counsel

	By:	/s/ Hina Mehta
	Name:	Hina Mehta
	Title:	Executive Director and Counsel Region Americas Legal

Exhibit No.	Description of Exhibit

1.	Debt Indenture, dated as of June 12, 2015, between the Company and U.S. Bank Trust National Association, as debt trustee (incorporated by reference to Exhibit 4.22 of the Registrant’s registration statement no. 333-204908).

2.	Form of Global Note for VelocitySharesTM VIX Tail Risk ETN linked to the S&P 500 VIX Futures Tail Risk Index TR – Short Term due July 18, 2046.

3.	Officers’ Certificate of the Registrant pursuant to Section 301 of the Debt Indenture setting forth the terms of the Registrant’s Medium-Term Notes, Series B (incorporated by reference to Exhibit 3 of the Registrant’s registration statement on Form 8-A, filed with the Commission on July 14, 2015).